Exhibit 10.5
Lockheed Martin Corporation
6801 Rockledge Drive Bethesda, MD 20817
Telephone 301 897 6000
March 12, 2020

James D. Taiclet, Jr.

Dear Jim,

On behalf of the Board of Directors, we are pleased to offer you the position of President and Chief Executive Officer located in Bethesda, MD.

Your initial base salary will be $1,700,000 per year. As you know, the salary of the CEO is reviewed annually by the Board of Directors. You will be paid on a weekly basis, with one week in arrears.

Your annual incentive target opportunity under the company’s Management Incentive Compensation Plan (MICP) will be 175% of your base salary for 2020, which will be pro-rated based on your start date. Payouts are generally made in March following the performance year and range from 0-200% of your target opportunity based on performance results relative to pre-established goals. All payouts are subject to review and approval by the Board of Directors. You must be employed through the end of the year to receive a payout.

You will be nominated for an annual long-term incentive (LTI) award of $14,000,000 for 2020. The award will be allocated 50% in Performance Stock Units (PSUs), 30% in Restricted Stock Units (RSUs) and 20% in the cash-based Long-Term Incentive Performance award (LTIP). The RSUs if granted will cliff vest 100% three years from the date of grant while the vesting of the PSUs and LTIP if granted will vest in February 2023 based on company performance at the end of the three-year vesting period (2020-2022) relative to the three-year performance goals that were set in February 2020. Additionally, you will be nominated to receive a one-time special LTI grant of RSUs to offset forfeiture of unvested incentive awards from your current employer, to be determined following your retirement. These awards are subject to review and approval by the Corporation’s Management Development and Compensation Committee.

Since this position will require you to relocate, you will also be entitled to relocation benefits under our applicable relocation policy, a copy of which will be provided to you. You will also be entitled to participate in the company’s savings plan with a 401(k) feature, as well as a non-qualified supplemental savings plan, and other health and welfare benefits available to salaried employees. Lockheed Martin reserves the right to amend or to terminate its benefits plans at any time.

While we are confident that we will have a satisfactory employment relationship, Lockheed Martin is an at-will employer and you will serve at the discretion of the Board of Directors.  This means that either you or Lockheed Martin may end the employment relationship for any or no reason and without advance notice. If this offer is acceptable, please sign below.

We are very pleased to make this offer and look forward to a bright future together.

Sincerely,

/s/ Daniel F. Akerson

Daniel F. Akerson
Offer Acceptance:

/s/ James D. Taiclet, Jr.
_____________________________
James D. Taiclet, Jr.